Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Termination Agreement”) is made as of the 7 day of November, 2002, by and between EOP-SUNSET NORTH BELLEVUE, L.L.C., a Washington limited liability company (“Landlord”), and ONYX SOFTWARE CORPORATION, a Washington corporation (“Tenant”).

RECITALS:

A.
Landlord (as successor in interest to WRC Sunset North, LLC, a Washington limited liability company) and Tenant are parties to that certain lease dated June 26, 1998, which lease has been previously amended by instruments dated October 19, 1999 (Commencement Letter), November 9, 1999 (First Amendment) and January 10, 2000 (Second Amendment), and supplemented by an instrument dated February 8, 2000 (Landlord Consent to Sublease) (collectively, the “Lease”), relating to space currently containing approximately 98,608 rentable square feet located on the 1st, 3rd, 4th and 5th floors (“Premises”) of the building commonly known as Sunset North Corporate Campus the address of which is 3180 139th Avenue SE, Bellevue, Washington (the “Building”) all as more particularly described in the Lease.

B.
Landlord and Tenant are parties to that certain storage space lease dated July 24, 2000 (the “Storage Space Lease”), relating to space currently containing approximately 200 usable square feet (the “Storage Space”) located in Building 3, Level B.

C.
The terms for the Lease and the Storage Space Lease are scheduled to expire on July 31, 2006 (the “Stated Termination Date”), and Tenant desires to terminate both Leases prior to the Stated Termination Date. Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement. For purposes hereof, the Lease and the Storage Space Lease may be collectively referred to as the “Lease”.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Effective as of January 31, 2003 (the “Early Termination Date”) and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee described in Section 6 below, the Lease is terminated and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date.

2.
Effective as of the Early Termination Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease, the Storage Space, and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns arising out of or in connection with the Storage Space and the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date.

3.
Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease, the Storage Space and the Premises from and after the Early Termination Date and, effective as of the Early Termination Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in Section 5 below are true and correct. If Tenant fails to surrender the Premises on or before the Early Termination Date, other than pursuant to a subsequent further written agreement between Landlord and Tenant, Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of the Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 135% (for the first 3 months of any such holdover) and thereafter 200% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the Early Termination Date shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 5 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

4.	On or prior to the Early Termination Date, Tenant shall:

(a)	Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.

(b)
Completely vacate and surrender the Storage Space and the Premises to Landlord in accordance with the terms of the Lease. Without limitation, Tenant shall leave the Storage Space and the Premises in a broom-clean condition and free of all movable furniture and equipment and shall deliver the keys to the Storage Space and the Premises to Landlord or Landlord’s designee.

5.
Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Storage Space and the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Storage Space and the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date.

6.
On or before October 23, 2002, Tenant shall pay to Landlord, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Landlord, the sum of $2,040,000.00 (the “Termination Fee”). Notwithstanding anything in this Termination Agreement to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Pro-Rata Share of Basic Costs for that portion of the calendar year up to and including the Early Termination Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

7.
Pursuant to Article 9 of the Lease, Landlord is currently holding a letter of credit in the amount of $450,000.00, as the sole security deposit to secure the performance of Tenant’s obligations under the Lease (the “Letter of Credit”). The Letter of Credit to the extent not previously applied as permitted under the terms of the Lease, shall be returned to Tenant by March 24, 2003, provided Tenant performs all of its obligations under the Lease through and including the Early Termination Date and Tenant is not then otherwise in default under this Termination Agreement. Tenant hereby acknowledges that no other security deposit of any kind is in the possession of Landlord under the terms of the Lease, other than the Letter of Credit.

8.	Article 18 of the Lease shall survive the termination of the Lease pursuant to this Agreement.

9.	Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

10.
Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Termination Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord except (i) to the extent required by any applicable Securities and Exchange Commission requirements, or any applicable Federal or State securities laws (collectively, the “Securities Laws”), or (ii) to the extent necessary to be disclosed to

Tenant’s accountant, banks, attorneys, advisors or others in connection with Tenant’s business, all of whom shall be subject to and bound by the same confidentiality obligations contained herein, or (iii) to the extent necessary to be disclosed in Tenant’s financial statements, or (iv) to the extent required by applicable law, court order or other legal discovery. If Tenant is required by court order or subpoena or other legal discovery to disclose any information contained in this Termination Agreement, Tenant will give Landlord written notice of such requirement promptly upon Tenant becoming aware of same and in any event prior to making any disclosure pursuant thereto, and Tenant will cooperate with Landlord in Landlord’s seeking (if Landlord chooses to do so) a protective order or other appropriate relief as Landlord may reasonably request. If Landlord is unable to obtain a protective order or other remedy with respect to such disclosure prior to the time Tenant is obligated to make any such disclosure, Tenant (or such other persons to whom such disclosure request or requirement applies) will disclose or otherwise furnish only the information legally required to be disclosed, as advised by legal counsel. In the event of any violation of the terms of this Section 10, the parties acknowledge and agree that, because of the difficulty of ascertaining the exact amount of damages sustained by Landlord as a result of such violation, Landlord shall be entitled to the sum of $500,000.00 from Tenant as liquidated damages as Landlord’s sole and exclusive remedy for violation of this provision, which sum shall be payable upon demand of Landlord. However, the foregoing shall in no manner limit Landlord’s rights, remedies or damages as a result of Tenant’s violation of any other term or condition of this Termination Agreement.

11.	This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

LANDLORD:
EOP-SUNSET NORTH BELLEVUE, L.L.C., a Washington limited liability company

By:	EOP-Sunset North, L.L.C., a Delaware limited liability company, its managing member

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

By:	/s/ M. Patrick Callahan
Name:	M. Patrick Callahan
Title:	Seattle Vice President Seattle Region

TENANT:

ONYX SOFTWARE CORPORATION, a Washington corporation

By:	/s/ Brian C. Henry
Name:	Brian C. Henry
Title:	EVP & CFO

THIS PAGE IS REQUIRED IF PROPERTY IS IN WASHINGTON STATE

LANDLORD ACKNOWLEDGMENT

STATE OF Washington)

COUNTY OF King ) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that Pat Callahan, personally known to me to be the Sr Vice President of Equity Office Properties Trust, a Maryland REIT, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 7 day of November, 2002.

Tanya M. Hopkins
Notary Public
[Notary Stamp]
My Commission Expires: 9/19/04

TENANT ACKNOWLEDGMENT
Corporation

STATE OF WA )

COUNTY OF King) ss:

On this the 6th day of November, 2002, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Brian Henry known to me to be Exec. Vice President of Onyx Software Corporation, a Washington corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Paul Dauber
Notary Public
My Commission Expires: 3/31/04